Exhibit 3.4

SECOND AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT OF STOCKBRIDGE/SBE

INVESTMENT COMPANY, LLC

THIS SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF STOCKBRIDGE/SBE INVESTMENT COMPANY, LLC (this “Amendment”) is entered into as of May 1, 2014, by and between Stockbridge/SBE Voteco Company, LLC, a Delaware limited liability company (the “Class A Manager” or “Voteco”), and Stockbridge/SBE Intermediate Company, LLC, a Delaware limited liability company (the “Class B Member”).

R E C I T A L S

A. The Class A Member and the Class B Member are parties to that certain Limited Liability Company Agreement of Stockbridge/SBE Investment Company, LLC (“Company”) dated as of May 2, 2012 (as amended, the “Operating Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

B. The Company and the Members desire to amend certain provisions of the Operating Agreement to permit the appointment of officers of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals, the following covenants and promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Operating Agreement.

a)	Article 6 of the Operating Agreement is hereby amended to add the following Sections 8.08, 8.09, 8.10 and 8.11:

Section 8.08. Officers. The Class A Member may, from time to time as it deems advisable, select natural persons and designate them as officers of the Company (each an “Officer,” and collectively, the “Officers”) and assign titles (including Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President, Secretary and Treasurer) to any such person. Unless the Class A Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8 may be revoked at any time by the Class A Member. An Officer may be removed at any time by the Class A Member.

Section 8.09. Appointed Officers. As of the date hereof, the Member hereby appoints the following persons as officers of the Company: (i) Terrence E. Fancher, Chief Executive Officer; (ii) Robert L. Oseland, II, President and Chief Operating Officer and (iii) Gabriel Frumusanu, Vice President of Finance, and such persons may sign under such title, the title “Authorized Signatory,” the title “Officer,” or any other designation determined by the Board.

2. Ratification of Operating Agreement. The Company and the Members each hereby ratify and affirm the Operating Agreement, as amended hereby, and agree to perform each of their respective obligations set forth in the Operating Agreement. Except as set forth herein, the Operating Agreement shall remain unmodified and in full force and effect. In the event of any inconsistency between the provisions of this Amendment and the provisions of the Operating Agreement, this Amendment shall control.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement. To facilitate execution of this Amendment, copies of this Amendment, executed with original signatures of the parties and delivered by facsimile, telecopier or PDF file shall be deemed to constitute an original, duly authorized, irrevocable, actual delivery of this Amendment.

[Remainder of page is intentionally blank and signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CLASS A MEMBER:

STOCKBRIDGE/SBE VOTECO COMPANY, LLC, a
Delaware limited liability company

By:	/s/ Darren Drake
Name:	Darren Drake
Title:	Vice President

CLASS B MEMBER:

STOCKBRIDGE/SBE INTERMEDIATE COMPANY, LLC, a Delaware limited liability company

By:	Stockbridge/SBE Voteco Company, LLC, a Delaware limited liability company its manager

	By:	/s/ Darren Drake
	Name:	Darren Drake
	Title:	Vice President

Signature Page to Second Amendment to

Limited Liability Company Agreement of Stockbridge/SBE Investment Company LLC